Exhibit 4.79

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of April 7, 2008 (this “Agreement”), by and among Amarin Corporation plc, a public limited liability company incorporated under the laws of England and Wales (the “Buyer”) and Medica II Management L.P., a Cayman Islands limited partnership (the “Sellers’ Representative”), in its capacity as the Sellers’ Representative appointed pursuant to Section 13 of that certain Stock Purchase Agreement dated 5 December 2007 between Buyer, the Security Holders of Ester Neuroscience Ltd (the “Company”), the Company, and the Sellers’ Representative (the “SPA”; all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the SPA).

Whereas, the Buyer, the Security Holders of the Company, the Company and the Sellers’ Representative have entered into the SPA, and now the Buyer and the Sellers’ Representative, in accordance with Section 14.5 of the SPA, wish to amend the SPA, as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree that, notwithstanding anything to the contrary in the SPA:

1.           The definition of “Milestone II Time Limit Date” in Section 1.1 of the SPA shall be amended to read as follows:  “Milestone II Time Limit Date” means the date that is two years from the Milestone Ib Date.”

2.           Other than as specifically stated herein, the SPA shall remain in fall force and effect without any change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, to be signed the day and year first above written.

MEDICA II MANAGEMENT L.P.
By: /s/ Ehud Geller
Name: Title:
AMARIN CORPORATION PLC
By: /s/ Alan Cooke
Name: Title: